As filed with the Securities and Exchange Commission on September 20, 2018

Registration No. 333-136145
Registration No. 333-167918
Registration No. 333-173932
Registration No. 333-217895

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT No. 333-136145
REGISTRATION STATEMENT No. 333-167918
REGISTRATION STATEMENT No. 333-173932
REGISTRATION STATEMENT No. 333-217895

UNDER
THE SECURITIES ACT OF 1933

EDUCATION REALTY TRUST, INC.
(Greystar Student Housing Growth and Income Trust as successor by merger to Education Realty Trust, Inc.)
(Exact name of registrant as specified in its charter)

Maryland	20-1352180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Greystar Student Housing Growth and Income GP, LLC 18 Broad Street, Third Floor Charleston, South Carolina (Address of Principal Executive Offices)	29401 (Zip Code)

Education Realty Trust, Inc. 2004 Incentive Plan
Education Realty Trust, Inc. Employee Stock Purchase Plan
Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan
Education Realty Trust, Inc. 2017 Omnibus Equity Incentive Plan
(Full title of the plan)

A. Joshua Carper
18 Broad Street, Third Floor
Charleston, South Carolina 29401
 (Name and address of agent for service)

(843) 579-9400
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the following Registration Statements of Education Realty Trust, Inc., a Maryland corporation (the “Company”) on Form S-8 (the “Registration Statements”).

•
Registration Statement No. 333-136145, originally filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2006, which registered the offer and sale of 800,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), pursuant to the Education Realty Trust, Inc. 2004 Incentive Plan.

•
Registration Statement No. 333-167918, originally filed with the SEC on July 1, 2010, which registered the offer and sale of 300,000 shares of Common Stock, pursuant to the Education Realty Trust, Inc. Employee Stock Purchase Plan.

•
Registration Statement No. 333-173932, originally filed with the SEC on May 4, 2011, which registered the offer and sale of 3,500,000 shares of Common Stock, pursuant to the Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan.

•
Registration Statement No. 333-217895, originally filed with the SEC on May 11, 2017, which registered the offer and sale of 1,346,111 shares of Common Stock, pursuant to the Education Realty Trust, Inc. 2017 Omnibus Equity Incentive Plan.

On September 20, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 25, 2018, by and among the Company, Education Realty Operating Partnership, LP (“Company OP”), University Towers Operating Partnership, LP, a Delaware limited partnership, Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of Company (“OP GP”), University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company OP, GSHGIF LTP, LP (now known as Greystar Student Housing Growth and Income LTP, LOP), a Delaware limited partnership (“Parent”), GSHGIF REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent, the Company was merged with and into REIT Merger Sub, and the other transactions contemplated by the Merger Agreement were consummated. As of the closing of the mergers, Company OP shall be known as Greystar Student Housing Growth and Income OP, LP, OP GP shall be known as Greystar Student Housing Growth and Income OP GP, LLC and REIT Merger Sub shall be known as Greystar Student Housing Growth and Income Trust.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and the Company hereby removes from registration all securities registered pursuant to the Registration Statements that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on September 20, 2018.

GREYSTAR STUDENT HOUSING GROWTH AND INCOME TRUST (as successor by merger to Education Realty Trust, Inc.)

By:	/s/ A. Joshua Carper
Name: A. Joshua Carper
Title: Vice President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.